UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 28, 2008

AMDL, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-27689	33-0413161
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2492 Walnut Avenue, Suite 100, Tustin, California		92780
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	714-505-4461

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

License Agreement with Mygene
On March 28, 2008 the Company entered into a five year exclusive license for the Mygene MyHPV Chip Kit ("MyGene HPV Test Kit") a diagnostic reagent for in-vitro testing for Genital Human Papilloma Virus ("HPV") from Mygene International, Inc. ("MGI"), a Utah corporation. MGI owns an exclusive worldwide license for the MyGene HPV Test Kit, excluding Korea. MGI licensed the MyGene HPV Test Kit from MyGene Co., Ltd., a Korean company. The license agreement between MGI and the Company grants us an exclusive sublicense to use the patent, trademark and technology in manufacturing, promoting, marketing, distributing, and selling the MyGene HPV Test Kit in the countries of: China (including Hong Kong), Taiwan, Singapore, Malaysia, Thailand, Cambodia and Vietnam.
The license agreement is effective as of March 31, 2008 and we have the option of renewing the license for a single period of five additional years unless either party shall notify the other party in writing of its election not to renew at least ninety days prior to the expiration of the initial term, or AMDL has failed to pay MGI all license fees and royalty fees as required by this licensing agreement, in which case the agreement shall terminate.
The license agreement requires us to pay an initial license fee of two hundred and fifty thousand dollars ($250,000) ten thousand dollars ($10,000) of which is due immediately on the effective date of the license agreement. For three consecutive thirty (30) day periods after the effective date, we are required to remit to MGI non-refundable ten thousand dollar ($10,000) deposits while we evaluate the technology. After our right to perform due diligence for a period of ninety (90) days from the effective date of the license Agreement, if we accept the technology, we are required to pay a final non-refundable twenty thousand dollar ($20,000) deposit. At any time during the first ninety (90) days from the effective date, AMDL has the unconditional right to terminate the Agreement, at which time the license agreement will be considered terminated. All fees paid will remain non-refundable in the event we elect not to proceed.

In consideration for the license and in addition to the deposits, we are required to pay MGI a royalty fee of fifteen percent (15%) on the net sales of the MyGene HPV Test Kits, until such time as royalty fee payments reach a total of seven hundred and fifty thousand dollars. The payment of royalty fees on net sales shall be payable within thirty days of the end of each calendar quarter. Once we have paid MGI the seven hundred and fifty thousand dollar ($750,000) minimum threshold royalty fee payments, the royalty fee will decrease to seven and one half percent (7 ½%)on net sales of the MyGene HPV Test Kit for the remainder of the term of the license agreement.

The MyGene HPV Test Kit
The MyGene HPV Test Kit was approved as diagnostic reagent for use in Korea by the Korean Food and Drug Administration ("KFDA"). The test can diagnose HPV infection and each genotype of HPV at the same time. The Features of MyHPV Chip test include:

• Pre-Diagnosis of cervical cancer;
• Diagnosis of HPV infection and the genotype of HPV infection;
• Diagnosis for low copy of HPV infection;
• Diagnosis of multiple HPV infections;
• Simple and easy sample collecting;
• Accurate and prompt results; and
• Identifying total 24 types of HPV infections

Regulatory Approval of the MyGene HPV Test Kit
At our sole expense, we are required to use its reasonable commercial efforts to establish manufacturing capabilities and to obtain regulatory approval as necessary and in accordance with State Federal Drug Administration (SFDA) requirements or appropriate regulatory requirements for manufacturing in China (including Hong Kong), within one year from the effective date of the license. We are required to use commercially reasonable efforts to obtain all regulatory market approvals necessary for commercialization of the MygGene HPV Test Kit Product; launch the sales of the MyGene HPV Test Kit Product within one year; and manufacture or have manufactured, market, promote and sell the MyGene HPV Test Kit Product throughout the term of the agreement. In Taiwan, Singapore, Malaysia, Thailand, Cambodia and Vietnam, we are required to obtain all regulatory market approvals necessary for commercialization of the MyGene HPV Test Kit, launch the sales of the MyGene HPV Test Kit Product within two years, and manufacture or have manufactured, market, promote and sell the MyGene HPV Test Kit throughout the term of the license agreement.

Item 7.01 Regulation FD Disclosure.

On April 3, 2008, we announced the entering into of the product license agreement with MGI. A copy of the press release containing such announcement is furnished herewith as Exhibit 99.1 and incorporated herein by this reference.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.
10.47 Product License, Distribution and Manufacturing Agreement with MGI dated March 28, 2008.

99.1 Press Release dated April 3, 2008 announcing the execution of the product license agreement with MGI(furnished pursuant to Item 7.01).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMDL, Inc.

April 3, 2008	By:	Gary L. Dreher

Name: Gary L. Dreher
Title: Chief Executive Officer

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Exhibit Index

Exhibit No.	Description

10.47	MyGene Product License Agreement
99.1	AMDL Press Release on Mygene Agreement dated April 3, 2008